Exhibit 99.1

AMETEK Announces Record Fourth Quarter and Full Year Results

Berwyn, Pa., Feb. 2, 2023 – AMETEK, Inc. (NYSE: AME) today announced its financial results for the fourth quarter ended December 31, 2022.

AMETEK’s fourth quarter 2022 sales were a record $1.63 billion, an 8% increase over the fourth quarter of 2021, with organic sales growth of 9%. Operating income increased 10% to a record $398 million and operating margins were 24.5%, up 50 basis points from fourth quarter 2021 margins.

On a GAAP basis, fourth quarter earnings per diluted share were $1.33. Adjusted earnings in the quarter were a record $1.52 per diluted share, up 11% from the fourth quarter of 2021. Adjusted earnings adds back non-cash, after-tax, acquisition-related intangible amortization of $0.19 per diluted share. A reconciliation of reported GAAP results to adjusted results is included in the financial tables accompanying this release and on the AMETEK website.

“AMETEK completed a record year with an outstanding fourth quarter,” commented David A. Zapico, AMETEK Chairman and Chief Executive Officer. “Our results in the quarter were ahead of expectations driven by continued broad-based sales growth and exceptional operating performance. AMETEK’s operating flexibility allowed us to deliver excellent margin expansion, strong cash flows and outstanding earnings growth in the quarter. Additionally, we ended the year with a record backlog of $3.2 billion, positioning us well as we look ahead to 2023.”
For the full year, AMETEK’s sales were $6.15 billion, an increase of 11% over 2021. Organic sales were also up 11% in 2022. Operating income was $1.50 billion, up 15% versus the prior year, and operating income margins were 24.4%, expanding 80 basis points over last year’s results.
On a GAAP basis, full year 2022 earnings were $5.01 per diluted share. Full year adjusted earnings were $5.68 per share, an increase of 17% over 2021’s comparable adjusted earnings of $4.85 per share. AMETEK established annual records for sales, operating profit, operating margin, and earnings per share.
Electronic Instruments Group (EIG)
EIG sales in the fourth quarter were a record $1.16 billion, up 10% from the same quarter in 2021. EIG’s operating income in the quarter increased 10% to a record $307 million and operating income margins were 26.5%, an increase of 10 basis points versus the fourth quarter of 2021.

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“EIG delivered another excellent quarter to complete an outstanding year,” noted Mr. Zapico. “Strong and broad-based organic sales growth and contributions from recent acquisitions drove double digit sales growth while EIG’s operating performance resulted in record operating income in the quarter.”

Electromechanical Group (EMG)
EMG sales in the fourth quarter were $466 million, up 4% from the fourth quarter in 2021. EMG’s fourth quarter operating income was $115 million, up 9% versus the prior year, while operating income margins were 24.6% in the quarter, up 100 basis points versus the prior year.
“EMG’s fourth quarter results were also outstanding with continued strong sales growth and operating performance resulting in very strong margin expansion,” added Mr. Zapico.

2023 Outlook
“Our businesses delivered exceptional results in 2022. AMETEK’s success reflects the strength and flexibility of the AMETEK Growth Model, the quality of our niche, differentiated businesses, and the outstanding contributions from all AMETEK colleagues. We are optimistic about the future given our record backlog, proven operating capability and robust cash flows. Additionally, we are well-positioned to continue to invest in our organic growth initiatives, deploy capital on strategic acquisitions and drive long-term sustainable growth,” noted Mr. Zapico.

“For 2023, we expect overall sales to be up mid-single digits compared to 2022. Adjusted earnings per diluted share are expected to be in the range of $5.84 to $6.00, an increase of 3% to 6% over the comparable basis for 2022,” he added.

"For the first quarter of 2023, overall sales are also expected to be up mid-single digits compared to the same period last year. Adjusted earnings in the quarter are anticipated to be in the range of $1.38 to $1.42 per share, up 4% to 7% compared to the first quarter of 2022," concluded Mr. Zapico.

Conference Call
AMETEK will webcast its fourth quarter 2022 investor conference call on Thursday, February 2, 2023, beginning at 8:30 AM ET. The live audio webcast will be available and later archived in the Investors section of www.ametek.com.

About AMETEK
AMETEK (NYSE: AME) is a leading global provider of industrial technology solutions serving a diverse set of attractive niche markets with annual sales over $6.0 billion. The AMETEK Growth Model integrates the Four Growth Strategies - Operational Excellence, New Product Development, Global and Market Expansion, and Strategic Acquisitions - with a disciplined focus on cash generation and capital deployment. AMETEK's objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. Founded in 1930, AMETEK has been listed on the NYSE for over 90 years and is a component of the S&P 500. For more information, visit www.AMETEK.com.

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Forward-looking Information
Statements in this news release relating to future events, such as AMETEK’s expected business and financial performance are "forward-looking statements." Forward-looking statements are subject to various factors and uncertainties that may cause actual results to differ significantly from expectations. These factors and uncertainties include risks related to COVID-19 and its potential impact on AMETEK’s operations, supply chain, and demand across key end markets; AMETEK’s ability to consummate and successfully integrate future acquisitions; risks with international sales and operations, including supply chain disruptions; AMETEK’s ability to successfully develop new products, open new facilities or transfer product lines; the price and availability of raw materials; compliance with government regulations, including environmental regulations; changes in the competitive environment or the effects of competition in our markets; the ability to maintain adequate liquidity and financing sources; and general economic conditions affecting the industries we serve. A detailed discussion of these and other factors that may affect our future results is contained in AMETEK’s filings with the U.S. Securities and Exchange Commission, including its most recent reports on Form 10-K, 10-Q and 8-K. AMETEK disclaims any intention or obligation to update or revise any forward-looking statements.

Contact:
Kevin Coleman
Vice President, Investor Relations and Treasurer
kevin.coleman@ametek.com
Phone: 610.889.5247

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AMETEK, Inc.
Consolidated Statement of Income
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Net sales	$1,625,667	$1,503,745	$6,150,530	$5,546,514

Cost of sales	1,063,657	982,394	4,005,261	3,633,900
Selling, general and administrative	163,920	160,200	644,577	603,944
Total operating expenses	1,227,577	1,142,594	4,649,838	4,237,844
Operating income	398,090	361,151	1,500,692	1,308,670
Interest expense	(23,021)	(20,516)	(83,186)	(80,381)
Other income (expense), net	3,435	(1,344)	11,186	(5,119)
Income before income taxes	378,504	339,291	1,428,692	1,223,170
Provision for income taxes	71,422	57,610	269,150	233,117
Net income	$307,082	$281,681	$1,159,542	$990,053

Diluted earnings per share	$1.33	$1.21	$5.01	$4.25
Basic earnings per share	$1.34	$1.22	$5.04	$4.29

Weighted average common shares outstanding:
Diluted shares	231,118	233,116	231,536	232,813
Basic shares	229,750	231,388	230,208	230,955

Dividends per share	$0.22	$0.20	$0.88	$0.80

AMETEK, Inc.
Information by Business Segment
(In thousands)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Net sales:
Electronic Instruments	$1,159,222	$1,057,086	$4,229,353	$3,763,758
Electromechanical	466,445	446,659	1,921,177	1,782,756
Consolidated net sales	$1,625,667	$1,503,745	$6,150,530	$5,546,514

Operating income:
Segment operating income:
Electronic Instruments	$307,126	$279,531	$1,089,729	$958,183
Electromechanical	114,546	105,340	503,593	437,378
Total segment operating income	421,672	384,871	1,593,322	1,395,561
Corporate administrative expenses	(23,582)	(23,720)	(92,630)	(86,891)
Consolidated operating income	$398,090	$361,151	$1,500,692	$1,308,670

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AMETEK, Inc.
Condensed Consolidated Balance Sheet
(In thousands)

	December 31,	December 31,
	2022	2021
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$345,386	$346,772
Receivables, net	919,335	829,213
Inventories, net	1,044,284	769,175
Other current assets	219,053	183,605
Total current assets	2,528,058	2,128,765

Property, plant and equipment, net	635,641	617,138
Right of use asset, net	170,295	169,924
Goodwill	5,372,562	5,238,726
Other intangibles, investments and other assets	3,724,564	3,743,634
Total assets	$12,431,120	$11,898,187

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term borrowings and current portion of long-term debt, net	$226,079	$315,093
Accounts payable and accruals	1,338,123	1,248,221
Total current liabilities	1,564,202	1,563,314

Long-term debt, net	2,158,928	2,229,148
Deferred income taxes and other long-term liabilities	1,231,478	1,233,841
Stockholders' equity	7,476,512	6,871,884
Total liabilities and stockholders' equity	$12,431,120	$11,898,187

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AMETEK, Inc.
Reconciliations of GAAP to Non-GAAP Financial Measures
(Unaudited)

	Diluted Earnings Per Share
	Three Months Ended		Year Ended
	December 31,		December 31,
	2022	2021	2022	2021

Diluted earnings per share (GAAP)	$1.33	$1.21	$5.01	$4.25
Pretax amortization of acquisition-related intangible assets	0.25	0.21	0.89	0.79
Income tax benefit on amortization of acquisition-related intangible assets	(0.06)	(0.05)	(0.22)	(0.19)
Adjusted Diluted earnings per share (Non-GAAP)	$1.52	$1.37	$5.68	$4.85

	Forecasted Diluted Earnings Per Share
	Three Months Ended		Year Ended
	March 31, 2023		December 31, 2023
	Low	High	Low	High

Diluted earnings per share (GAAP)	$1.21	$1.25	$5.18	$5.34
Pretax amortization of acquisition-related intangible assets	0.22	0.22	0.88	0.88
Income tax benefit on amortization of acquisition-related intangible assets	(0.05)	(0.05)	(0.22)	(0.22)
Adjusted Diluted earnings per share (Non-GAAP)	$1.38	$1.42	$5.84	$6.00

Use of Non-GAAP Financial Information
The Company supplements its consolidated financial statements presented on a U.S. generally accepted accounting principles (“GAAP”) basis with certain non-GAAP financial information to provide investors with greater insight, increased transparency and allow for a more comprehensive understanding of the information used by management in its financial and operational decision-making. Reconciliation of non-GAAP measures to their most directly comparable GAAP measures are included in the accompanying financial tables. These non-GAAP financial measures should be considered in addition to, and not as a replacement for, or superior to, the comparable GAAP measure, and may not be comparable to similarly titled measures reported by other companies.
The Company believes that these measures provide useful information to investors by reflecting additional ways of viewing AMETEK’s operations that, when reconciled to the comparable GAAP measure, helps our investors to better understand the long-term profitability trends of our business, and facilitates easier comparisons of our profitability to prior and future periods and to our peers.

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